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FOR IMMEDIATE RELEASE



Contact: Doyle E. Motley, Senior Vice President and Chief Financial Officer of CD Warehouse, Inc. (972) 437-3559


                         CD WAREHOUSE INC. ARRANGES
                   $1 MILLION IN FINANCING FOR FRANCHISEES


   OKLAHOMA CITY, OK--March 4, 1997--Doyle E. Motley Senior Vice President and Chief Financial Officer of CD Warehouse, Inc. (Nasdaq SmallCap Market:
CDWI), announced today that the company has entered into an agreement with Berthel, Fisher & Company, Leasing, Inc. to provide up to $1 million in equipment financing to franchisees.

   The agreement with Berthel, Fisher & Company, Leasing, Inc. provides that the Cedar Rapids, Iowa-based leasing company will finance up to $40,000 per store of equipment costs, for an aggregate financing commitment of $1 million. According to Mr. Motley, the financing commitment "provides a vehicle which makes it easier for potential franchisees to become part of the CD Warehouse system."

   CD Warehouse stores sell CD's, take customers' CD's in trade and buy customers' CD's for cash. As of March 1, 1997, there were 112 franchised CD Warehouse stores in 25 states and England.